Exhibit 99.1

FOR IMMEDIATE RELEASE:

GENCOR RELEASES SECOND QUARTER FISCAL 2010 RESULTS

May 10, 2010 (PRIME NEWSWIRE) - Gencor Industries, Inc., (Nasdaq:GENC) announced today that revenue for the quarter ended March 31, 2010 was $24.0 million compared to revenue of $15.4 million for the quarter ended March 31, 2009, an increase of 56%. Gross margin increased to 25.8% for the quarter ended March 31, 2010 from 13.3% for the quarter ended March 31, 2009. Operating income for the quarter ended March 31, 2010 was $2.7 million compared to a $1.0 million operating loss for the quarter ended March 31, 2009.

The Company had non-operating income of $594,000 for the quarter ended March 31, 2010 compared to non-operating income of $477,000 for the quarter ended March 31, 2009. As a result, the Company had net income of $2.7 million ($.28 per diluted share) for the quarter ended March 31, 2010, compared to a net loss of $338,000 (a negative $.04 per diluted share) for the quarter ended March 31, 2009.

At March 31, 2010 the Company had $70 million of cash and marketable securities, an increase of $8.8 million over September 30, 2009. Net working capital was $90.3 million at March 31, 2010. The Company has no short term or long term debt.

E. J. Elliott, Gencor’s Chairman, stated, “We are pleased by the increase in revenue, higher margins and significantly improved financial performance for the quarter that was just completed. This performance was driven significantly by export business. Sales to our domestic market continue to lag and is a clear indication that the federal stimulus program is not working, and our road-building industry continues to suffer under the current conditions.”

Mr. Elliott went on to say, “While we saw substantial increases in revenue and improved financial results in the quarter just ended, in the near term we remain uncertain as to the state of the overall economy and in particular, America’s infrastructure. It appears that Congress and the present administration have wiped clean off their screens the huge unemployment in the construction industry, and the benefits of, and immediate need for rebuilding the infrastructure of America. So far there has been very little effort toward renewal of the traditional 5 year Highway Bill. Without this multiyear bill, and the visibility into future work it provides, contractors will not invest in new equipment, nor recall any of the millions of their layed-off workers.”

“As a result, we anticipate that our revenues will decline in the seasonally weak fiscal third and fourth quarters. Accordingly, in response to our current outlook, we have taken steps to right-size our cost structure, and have taken other actions to preserve our strong balance sheet, while preserving our high quality human assets and overall ability to take advantage of all opportunities when our markets return back to normalcy.

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2009; (a) “Risk Factors” in Part I and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Jeanne Lyons Corporate Secretary 407-290-6000